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                                                                    Exhibit 10.1


                                 John C. Sloan
                                 #10 DuClaire
                            Decatur, Illinois 62521



                               October 27, 1999



Mr. Jorge Andrade                                    Mr. Howard Buffett
3209 Falcon Point                                    407 Southmoreland Place
Springfield, Illinois 62706                          Decatur, Illinois 62521

Gentlemen:

          As you know, we are currently examining the terms of the Amended and Restated Stock Restriction and Buy-Sell Agreement, dated as of March 18, 1999, by and among The GSI Group, Inc. (the "Company"), Jorge Andrade ("Andrade"), Howard Buffett ("Buffett"), John Funk ("Funk") and Craig Sloan ("Sloan"), and the Stockholder Agreement, dated as of March 18, 1999 by and among the Company, Andrade, Buffett, Funk and Sloan. In the interim and until we agree otherwise, we have agreed as follows:

          1. Share Price. We agree that, except as provided in Paragraph 2 below, the total amount either we or any of our respective heirs, legal representatives, successors or assigns will accept as the purchase price (the "Purchase Price") for any share of Company common stock (a "Share") to be purchased from any of us pursuant to any agreement we may have entered into with the Company will be the greatest of the following amounts:

          (i)   Six and 34/100 Dollars ($6.34) per Share;

          (ii) Two (2) times the Book Value (as defined below) of the Company divided by the total number of Shares outstanding as of the date of the "Event", as such term is defined in the Buy-Sell Agreement; or

          (iii) An amount equal to: (a) five (5) times the Company's EBITDA (as defined below), minus (b) the principal balance of the Company's interest bearing debt as of the last day of the month immediately preceding the date of the Event, divided by (c) the total number of Shares outstanding as of the date of the Event.
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          As used herein, the term "Book Value" of the Company means the total stockholder's equity as reflected on the Company's balance sheet as of the last day of the Company's fiscal year immediately preceding the date of the Event, determined by the certified public accounting firm regularly engaged by the Company (the "Public Accountants") in accordance with generally accepted accounting principles applied on a basis consistent with that of prior years. The Book Value, when certified in writing by the Public Accountants, shall be binding and conclusive on all parties concerned.

          As used herein, the term "EBITDA" shall mean an amount equal to the average net income of the Company for the Fiscal Period (as defined below) (i) using the FIFO method of accounting for inventories; and (ii) before deducting interest, income taxes, depreciation and amortization. The term "Fiscal Period" shall mean (y) the three (3) consecutive fiscal years of the Company immediately preceding the fiscal year in which the Event occurs, or (z) if the Event occurs during the last four (4) months of any given fiscal year of the Company, the three (3) consecutive fiscal years of the Company ending with the fiscal year in which the Event occurs.

          2. Death. Notwithstanding anything contained in Paragraph 1 above or in any prior agreement to the contrary, upon the death of any one of us (the "Decedent"), we each agree that all Shares owned by the Decedent (the "Decedent's Shares") will be purchased by the surviving stockholders on a pro rata basis (and we each agree to take such steps as may be necessary to cause our respective legal representatives and heirs to sell such Decedent's Shares) for an aggregate purchase price equal to the amount of the death benefits received with respect to the life insurance policy on the Decedent held by the trust established in 1996 (and as surviving stockholders, we each agree to use such death benefits to purchase such Decedent's Shares). In the event any of the Decedent's Shares are not so purchased for any reason, all of the remaining Decedent's Shares may be (but are not required to be) purchased by the Company from the Decedent's legal representative for the Purchase Price per Share set forth in Paragraph 1 above.

          3. No Obligation to Purchase. Notwithstanding anything contained in any prior agreement to the contrary, although the Company and/or the stockholders may have an option to purchase Shares above upon the occurrence of an Event, neither the Company nor the stockholders will be under any obligation to do so (except as provided in Paragraph 2 above relating to death benefits received with respect to the life insurance policy on the Decedent). Any decision as to whether the Company will exercise any of its options to purchase Shares relating to an Event will be made by majority vote of the Directors of the Company then serving (other than the Director whose Shares are to be purchased).
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          4.   Elimination of Bridge Payment. The provisions of Section 6 of the
Buy-Sell Agreement will be of no force or effect.

          5. Subchapter S Status. We each acknowledge that in entering into this Letter Agreement, it is not our intention to take any steps which would cause the Company to lose its Subchapter S status. Accordingly, in the event that any provision contained herein would have any such effect, we agree that such provision will be of no force or effect.

          Please acknowledge your agreement to the foregoing as provided below. Upon execution, this Letter Agreement will constitute a binding agreement among us.

                                                  Very truly yours,

                                                  /s/ John C. Sloan
                                                  ----------------------
                                                  John C. Sloan



Agreed to as of the date set forth above:

/s/ Jorge Andrade
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Jorge Andrade

/s/ Howard Buffett
--------------------------------
Howard Buffett


Acknowledged and consented to as
of the date set forth above:

The GSI Group, Inc.


By: /s/ Russell C. Mello
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   Its:  Secretary
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